Exhibit 16.1

July 2, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements contained under the caption “Change in Registrant’s Certifying Accountant” in the Registration Statement on Form F-1 to be filed on July 2, 2021, of SOPHiA GENETICS SA and are in agreement with the statements contained in the first sentence of the first paragraph and the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Ltd

Geneva, Switzerland